Exhibit 99.1

CAPITAL PLAN AMENDMENTS

December 23, 2010

TO: All Members

The Federal Home Loan Bank of Boston has been working diligently toward a single, overarching goal: returning the Bank to a position where it can resume payment of dividends, repurchase excess stock, and more fully fund the Affordable Housing Program. In pursuit of this goal, we have been developing new and attractive business solutions for our members, streamlining our operational expenses, and looking for additional avenues to encourage members to do business with the Bank. To that end, I am pleased to report that we have amended our capital plan to allow members greater flexibility in satisfying their respective activity-based stock investment requirements.

Background

As a function of Bank membership, each member must satisfy a total stock investment requirement that has two components: first, a membership stock investment requirement, which is calculated annually; and second, an activity-based stock investment requirement, which is determined by a member’s level of advances borrowings and use of certain Bank products. The current version of the Bank’s capital plan requires a member to satisfy its activity-based stock investment requirement with Class B stock. In the event that a member does not already have enough Class B stock to support a new advance, the member must then purchase additional Class B stock to satisfy its increased activity-based stock investment requirement. Given the ongoing moratorium on the repurchase of excess stock and the continuing suspension of dividends, members have been reluctant to increase their borrowings from the Bank in cases where the increased activity would necessitate the purchase of additional Class B stock.

At the same time, the Bank has a pool of Class B stock that stands significantly in excess of our members’ aggregate total stock investment requirements. This underutilized excess stock pool is central to the amendments put forth today.

Excess Stock Pool

With the new amendments, which take effect on January 22, 2011, the Bank will allow members to satisfy a deficiency in their respective activity-based stock investment requirements that would arise from borrowing eligible advances by accessing the excess stock pool. In other words, a member that does not have sufficient stock holdings to support a new, eligible advance will be able to utilize a portion of the excess stock pool to satisfy its increased activity-based stock investment requirement. Members who have excess stock will retain all rights to their excess stock holdings at all times, and will be required to utilize their excess stock holdings to satisfy any increase in their respective activity-based stock investment requirements prior to gaining access to the excess stock pool. Additional details may be found in today’s related Current

Report on Form 8-K filing as well as the amended capital plan, which are available on our web site at www.fhlbboston.com. We ask that all members review these materials carefully to understand the full scope of the changes.

The Bank expects to consider providing notice of the discontinuance of the use of the excess stock pool on or about June 30, 2011. Members that utilize shares from the excess stock pool will be required to comply with their total stock investment requirement six months following the date of the notice of discontinuance, either by purchasing shares or by reducing their activity-based stock investment requirement.

Class A Stock

In addition to the excess stock pool, the new amendments provide the Bank with the ability to issue Class A stock, which could also be used to satisfy a member’s activity-based stock investment requirement for eligible advances. By statute, the Bank may redeem Class A stock six months after receiving written notice from the member, whereas the Bank must wait five years after receiving written notice to redeem Class B stock.

Please note that the Bank does not intend to issue Class A stock at this time. However, the amended capital plan provides the Bank the flexibility to offer this option in the future. Today’s 8-K filing and the amended capital plan contain additional information on this important change to the capital plan.

Additional Amendments

The new amendments also reduce the lower bound of the range of the activity-based stock investment requirement for letters of credit as detailed in today’s 8-K filing and the amended capital plan. As a result, the activity-based stock investment requirement for letters of credit will be reduced from the current 2.25 percent to 0.25 percent, effective January 22, 2011.

Finally, the new amendments provide for additional technical changes to the capital plan, including:

•                  updating references from the Federal Housing Finance Board, the Bank’s prior regulator, to the Federal Housing Finance Agency, the Bank’s current regulator;

•                  updating references to Finance Agency regulations based on re-codification that has occurred; and

•                  providing clarification regarding Bank practices for resolving member stock deficiencies.

Moving Forward

We hope the changes announced today will help facilitate access to the low-cost liquidity available through Bank membership. These amendments to the capital plan are intended to help move us closer to our goal of returning the Bank to a position where it can resume normal operations. While we cannot predict when we will achieve this goal, we know that growing our advances business will further our collective interests in this regard.

The related FAQ, which is also available at www.fhlbboston.com, will address some of the questions you may have regarding the capital plan amendments. Should you have additional questions concerning the excess stock pool or the other changes to the capital plan, please contact your relationship manager for more information. As always, we thank you for your business and your continued support.

Regards,

Edward A. Hjerpe III
President and Chief Executive Officer

This letter uses forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The words “will,” “expect,” “likely,” and similar statements and their plural, negative, past and progressive forms as well as statements about the Bank’s operating plan are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, changes in the Bank’s operating plan due to the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair-value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment spreads on mortgage assets. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.